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                                                                      Exhibit 99



 AMERITRADE HOLDING TO CONSOLIDATE, EXPAND SERVICES WITH LAUNCH OF NEW FIRM:
                                AMERITRADE(R)

OMAHA, Neb., Sept. 3, 1997 -- AmeriTrade Holding Corporation today announced the coming launch of Ameritrade(R)(Inc.), a technologically advanced, customer-friendly, deep discount brokerage firm. Three of AmeriTrade Holding's four discount brokerage firms, Ceres Securities, Inc.(R), K. Aufhauser & Company, Inc.(TM) and eBroker(R), will join to form the core of the new company. The advantages and most popular features of each company will be shared for the benefit of all customers. Ameritrade expects to go live and online in approximately 4 weeks. ``With one firm, Ameritrade, offering the best, most popular aspects of three established and respected brokerage firms, we can further streamline operations, bring more resources to our customers, and offer them an outstanding value. This move positions us to be the number one discount brokerage firm for the 21st century,'' said J. Joe Ricketts, Chairman and CEO of AmeriTrade Holding.

An all-new website designed by AmeriTrade Holding's award winning Internet Group will debut with the company's launch. Additional research will be made available. Customers who previously traded only on the Internet will have additional trading access choices including touch-tone, brokers by phone, and more.

``Technological advance is occurring as much among our customers as it is in the software and hardware. Success with several marketing tests-- particularly our co-branding partnerships--and the growth of online systems as a whole, tell us that consumers are rapidly gaining experience and confidence with technology in managing personal finances,'' continued Ricketts.

``We've seen a near doubling of our core discount brokerage accounts in the past year, and a 300% increase in online business in one year,'' Ricketts added. ``We have a unique opportunity before us, and we are intensifying our focus on account growth, particularly online accounts with the Ameritrade brand.''

The Company expects to benefit from a tight marketing focus to attract customers, economies of scale made possible by shared technology and knowledge resources, and the efficiency of a well-organized, flat management structure.

The Company will announce more information as the final organization and marketing plans are completed.

This press release contains statements that are forward-looking and discusses plans, expense management and outlook. Any number of conditions may occur which could materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment at home or abroad.

AmeriTrade Holding Corporation (Nasdaq:AMTD) is a technologically advanced provider of financial services, primarily discount brokerage, for the independent investing public and for other financial institutions. In discount brokerage since 1975, an early AmeriTrade firm was among the first to offer consumers the benefits of discount securities trading. AmeriTrade Holding Corporation currently includes Accutrade(R), Inc., (www.accutrade.com), K. Aufhauser & Company, Inc.(TM) (www.aufhauser.com), Ceres Securities, Inc.(R) (www.ceres.com), eBroker(R) (www.ebroker.com), and AmeriTrade Clearing, Inc. After the launch of the new company, AmeriTrade Holding Corporation's subsidiaries will include: Ameritrade(R) (Inc.) (www.ameritrade.com), Accutrade(R), Inc. (www.accutrade.com), and AmeriTrade Clearing, Inc. (www.ameritradeclearing.com).